Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 6, 2021 (except for the second paragraph of Note 2, as to which the date is July   , 2021), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-257553) and related Prospectus of Absci Corporation for the registration of 14,375,000 shares of its common stock.
Ernst & Young LLP
Seattle, Washington
The foregoing consent is in the form that will be signed upon the effectiveness of the forward stock split described in the second paragraph of Note 2 to the consolidated financial statements.

/s/ Ernst & Young LLP

Seattle, Washington
July 15, 2021